Exhibit 99.1
Warwick Valley Telephone Reports Financial Results for the Nine Months Ended September 30, 2005
WARWICK, NY — (MARKET WIRE) — 11/14/05 — Warwick Valley Telephone Company (NASDAQ: WWVY) announced today its financial results as of September 30, 2005. Michael Cutler, Chief Financial Officer, reported that Net Income for the nine month period decreased 36% to $3.852 million from $6.019 million for the same period in 2004.
Operating revenues for the nine month period decreased 7% in comparison to the same period in 2004 due to several factors: a reduction in local service revenues from access line losses to a competitor, a decrease in network access revenues mainly as a result of lower local switching support from the Universal Service Fund and a decline in switched access minutes, a decrease in long distance service revenues as customer trends continue to shift towards wireless communications, and a decrease in other services and sales resulting from lower rates mandated by the FCC for reciprocal compensation and from an overall decrease in sales of other non-regulated ancillary services.
Total operating expenses for the nine month period increased 13% in 2005 as compared to the same period in 2004 primarily due to increased professional and consulting fees associated with Section 404 of the Sarbanes-Oxley Act, which relates to internal control over financial reporting.
Other income (expenses) increased 12% for the first nine months of 2005 as compared to 2004 primarily due to the $889,000 gain realized from the May 2005 release to the Company of funds that had been held in escrow as part of the terms of the sale of the Company’s investment in DataNet in October 2004.
Earnings per share for the nine-month period were $0.71 as compared to $1.11 for 2004.
Warwick Valley Telephone provides Local, Toll, Cellular, Internet, Video and other communications services in Southeastern New York and Northwestern New Jersey.

Warwick Valley Telephone Company
Financial Data
(Unaudited)

	Nine Months Ended
	September 30,
	(Dollars in thousands, except per share data)
	2005	2004	Change
Income Statement Data

Operating Revenues	19,425	20,948	(7%)

Plant Repair and Maintenance Expenses	3,472	3,257	7%

Depreciation, Testing and Other Expenses	6,721	6,329	6%

Customer Service Expenses	3,269	3,435	(5%)

Other Operating Expenses	8,551	6,462	32%

Operating (Loss) Income	(2,588)	1,465	(277%)

Non-Operating Income and Expenses	8,544	7,635	12%

Income Taxes	2,104	3,081	(32%)

Net Income	3,852	6,019	(36%)

Preferred Dividends	19	19	0%

Income Applicable to Common Stock	3,833	6,000	(36%)

Basic & Diluted Earnings Per Share	0.71	1.11	(36%)
CONTACT:
Warwick Valley Telephone
Michael Cutler
(845) 986-8080